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                                                                    EXHIBIT 99.1

    [BOOTS & COOTS INTERNATIONAL WELL CONTROL INC. LETTERHEAD APPEARS HERE]




For Immediate Release:     Contact: Thomas L. Easley, Boots & Coots
July 27, 1998                       713-621-7911
                                    Ms. Grace Healy, Prudential Capital Group
                                    312-540-4235
                                    H.B. Payne, Jr., Baylor Company
                                    281-240-6111
                                    Richard Stern, Jeffrey Goldberger
                                    Stern & Co. 212-888-0044

           BOOTS & COOTS COMPLETES $45 MILLION CREDIT FINANCING
                    CLOSES ACQUISITION OF BAYLOR COMPANY

HOUSTON, JULY 27, 1998 -- Boots & Coots International Well Control, Inc. (AMEX:WEL), the leading provider of global prevention and emergency response well control services and well restoration to the oil and gas industry, said today it has completed, with the assistance of Prudential Securities Incorporated, a $45 million financing package with the Global Energy division of Prudential Capital Group, consisting of a $15 million line of credit and $30 million in senior subordinated notes in the first phase of its planned capital structure.

Chairman and Chief Executive Officer Larry Ramming, commented "We are pleased to have Prudential as a long-term financial partner and appreciate the confidence they have in our business plan. Prudential provides the strong foundation needed to execute Boots & Coots' strategy of becoming the leading provider to oil and gas companies of end-to-end solutions for emergencies--from prevention to restoration of operations, anywhere in the world."

The Company also announced that it had completed the previously announced acquisition of privately held Baylor Company (1997 revenues: $31 million and net income: $3.5 million). Terms were not disclosed.

                                    -more-


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The Company said that the proceeds from this financing will replace funds used in the recent acquisition of Abasco, manufacturer and distributor of environmental safety and spill remediation equipment; ITS, global supply and logistics project management and outsource purchasing agent for the petrochemical industry; and Code 3, a rapidly expanding emergency response, hazardous materials and full environmental service provider. The proceeds were also used to close the acquisition of Baylor and provide working capital and funds for future acquisitions.

Chairman and Chief Executive Officer Larry Ramming said: "Houston-based Baylor adds substantially to Boots & Coots' single-solution emergency response capabilities, both as a revenue-producing, stand-alone entity and as a vital contributor to its long-term strategic positioning. Baylor provides the equipment necessary to take that critical last step in the process of resuming normal operations after oil and gas well emergencies." Its heavy manufacturing capability will help Boots & Coots' oil and gas customers avoid backlog delays of many months or even years for the equipment they need, Ramming explained. Time is a crucial factor in oil and gas production and emergency restoration management, and "Baylor's products and demonstrated capabilities can make the significant difference in restoring production expeditiously," he said.

Ramming noted that Baylor, founded in 1954, is a highly regarded manufacturer of a varied line of industrial products, many of them proprietary. As a supplier to the oil and gas services industry, Baylor provides both manufactured equipment and custom solutions for the drilling, marine and power generation industries. He added, "by incorporating Baylor's highly talented management team and manufacturing capability in our restoration projects, we can add directly to Baylor's revenue stream and serve our customers most critical needs."

Baylor's base line of products include Elmagco (R) Brakes, brake controls, brake monitors, closed loop cooling systems, Thyrig (TH) Drive Systems, deepwater thrusters and mooring systems as well as AC generators sold under the trade names EMD, Delco and Baylor, worldwide.

On a pro forma basis, the Baylor acquisition and other recent acquisitions would have increased Boots & Coots' calendar year 1997 Revenues and EBITDA to about $95 million and $9 million, respectively, if all of the acquisitions had been completed by the beginning of 1997.


                                    -more-
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Boots & Coots, based in Houston, is a global emergency response company that specializes, through its well control unit, in responding to and controlling oil and gas emergencies, including oil and gas well blowouts and well fires, as well as providing a complete menu of non-critical well control services through the Well Control Alliance with Halliburton. Boots and Coots intends to continue to expand its role as an integrated, full-service, emergency-response company with the in-house ability to serve the global needs of the oil and gas and petrochemical industries.

Prudential Capital Group's Global Energy and Southwest Corporate Finance office, located in Dallas, Texas, specializes in energy and utility lending and manages a $13 billion portfolio. In 1998 year-to-date, Prudential Capital Group's private placement division has invested $3.5 billion in private fixed-income securities, included $425 million of below-investment grade debt.

Forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of, and market acceptance of, the Company's services and products as well as risks of downturns in economic conditions generally, risks associated with competition and competitive pricing pressures, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including its latest Form 10-KSB at December 31, 1997.

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